Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cameco Corporation

We consent to the use of our report dated February 8, 2022, on the consolidated financial statements of Cameco Corporation, which comprise the consolidated statements of financial position as of December 31, 2021 and December 31, 2020, the related consolidated statements of earnings, comprehensive income, changes in equity and cash flows for each of the years then ended, and the related notes, and our report dated February 8, 2022 on the effectiveness of internal control over financial reporting as of December 31, 2021, which are incorporated by reference herein in the Registration Statement on Form F-10 dated September 26, 2022 of Cameco Corporation.

/s/ KPMG LLP

Chartered Professional Accountants
September 26, 2022
Saskatoon, Canada